UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SD

Specialized Disclosure Report

RTI SURGICAL, INC.

(Exact name of Registrant as specified on its charter)

Delaware	0-31271	59-3466543
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

11621 Research Circle, Alachua, Florida		32615
(Address of Principal Executive Offices)		(Zip Code)

Robert P. Jordheim

Executive Vice President and Chief Financial Officer

(386) 418-8888

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2015.

Section 1 – Conflict Minerals Disclosure

Items 1.01 and 1.02: Conflict Minerals Disclosure and Report; Exhibit

This Form SD of RTI Surgical, Inc. (the “Company”) has been prepared and filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2015 to December 31, 2015.

A copy of the Company’s Conflict Minerals Report is attached as Exhibit 1.01 to this Form SD, and is publicly available at www.rtix.com/en_us/investors/sec-filings-and-reports.

Section 2 – Exhibits

Item 2.01: Exhibits

Exhibit 1.01 — Conflict Minerals Report for the reporting period from January 1 to December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RTI SURGICAL, INC. (Registrant)

By:	/s/ Robert P. Jordheim
Robert P. Jordheim Executive Vice President and Chief Financial Officer

Date: May 25, 2016

EXHIBIT INDEX

RTI Surgical, Inc.

Form SD

Exhibit Number	Description of Document

1.01	Conflict Minerals Report for the reporting period from January 1 to December 31, 2015.